As filed with the Securities and Exchange Commission on March 23, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	54-1865271
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Atrium Way, Suite 265

Mount Laurel, New Jersey 08054

(856) 273-6980

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

William V. Carey

Chief Executive Officer

300 Atrium Way, Suite 265

Mount Laurel, New Jersey 08054

(856) 273-6980

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank R. Adams, Esq.

Christopher P. Peterson, Esq.

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

(212) 259-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.01 par value per share	1,897,746	$11.85	$22,488,290.10	$2,610.89

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the shares as reported on the NASDAQ Global Select Market on March 22, 2011.

PROSPECTUS

Central European Distribution Corporation

1,897,746 Shares of Common Stock

This prospectus relates to the public offering, from time to time, of up to an aggregate of 1,897,746 shares of common stock, par value $0.01 per share, of Central European Distribution Corporation (the “Company”), by the selling stockholder. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The prices at which the selling stockholder may sell the shares may be determined by the market or negotiated transactions. The selling stockholder may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution” beginning on page 13 of this prospectus. We do not know when or in what amount the selling stockholder may offer the shares for sale. The selling stockholder may sell any, all or none of the shares offered by this prospectus. We will not be paying any underwriting discounts or commissions in connection with this offering.

Our common stock is traded on the NASDAQ Global Select Market, or NASDAQ, under the symbol “CEDC” and on the Warsaw Stock Exchange, or WSE, under the symbol “CDC.” On March 22, 2011 the last reported sales price of our common stock on the NASDAQ was $11.77 per share, and on the WSE was 33.70 Polish zloty per share.

Investing in our common stock involves risks. Before investing in our common stock, you should read and carefully consider the risks described in the section titled “Risk factors ” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2011

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. This prospectus includes, or incorporates by reference, important information about us, our common stock and other information you should know before investing. You should read this prospectus as well as the additional information described under “Where you can find more information” in this prospectus before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholder are making an offer to sell the stock offered hereby in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Forward-looking statements

This prospectus and the information incorporated by reference herein contains forward-looking statements, including statements we make about market consolidation forecasts, our expected acquisitions and investments and target levels of leverage and indebtedness. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “target,” “seek” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the factors described in the section entitled “Risk factors” in this prospectus and in our filings with the SEC that are incorporated by reference into this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of the document containing them or as otherwise indicated. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the forward-looking statement or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

Prospectus summary

This summary highlights only selected information contained elsewhere or incorporated by reference herein and does not contain all of the information you should consider before investing in our stock. You should read carefully this entire prospectus, the financial statements and the notes to those statements and the other documents incorporated by reference and the other documents to which we refer. Please read “Risk factors,” beginning on page 4 of this prospectus for more information about important risks that you should consider before buying our stock. In this prospectus, unless the context requires otherwise, references to the “Company,” “CEDC”, “we,” “our” and “us” refer to Central European Distribution Corporation in each case with our consolidated subsidiaries.

Business

We are one of the largest producers of vodka in the world and are Central and Eastern Europe’s largest integrated spirit beverages business, measured by total volume, with approximately 32.7 million nine-liter cases produced and distributed in 2010. Our business primarily involves the production and sale of our own spirit brands (principally vodka), and the importation on an exclusive basis of a wide variety of spirits, wines and beers. Our primary operations are conducted in Poland, Russia and Hungary. Additionally in 2010, we opened up a new operation in the Ukraine to import and sell our vodkas, primarily Green Mark, where we rose to an approximate 3% of market share by year end. We have eight manufacturing facilities located in Poland and Russia, and a total work force of more than 4,150 employees.

In Poland, we are one of the largest vodka producers with a brand portfolio that includes Absolwent, Zubrowka, Bols, Palace and Soplica brands, each of which we produce at our Polish distilleries. In addition, we produce Zubrowka Biala, which has become one of the fastest growing brands in the Polish market, since we launched it in November of 2010. We produce and sell vodkas primarily in three vodka sectors: premium, mainstream, and economy. In Poland, we also produce and distribute Royal, the top-selling vodka in Hungary.

We are also the largest vodka producer in Russia, the world’s largest vodka market. Our Green Mark brand is the top-selling mainstream vodka in Russia and the second-largest vodka brand by volume in the world and our Parliament and Zhuravli brands are the two top-selling sub-premium vodkas in Russia.

For the year ended December 31, 2010, our Polish and Russian operations accounted for 31.0% and 64.7% of our revenues respectively and, excluding impairment and certain unallocated corporate charges, 27.8% and 67.7% of our operating profit, respectively.

We are a leading importer of spirits, wines and beers in Poland, Russia and Hungary, and we generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve. We maintain exclusive import contracts for a number of internationally recognized brands, including Jim Beam Bourbon, Campari, Jägermeister, Remy Martin Cognac, Guinness, Corona, Budvar, E&J Gallo wines, Carlo Rossi wines, Sutter Home wines, Metaxa Brandy, Sierra Tequila, Teacher’s Whisky, Cinzano, Old Smuggler, Grant’s Whisky and Concha y Toro wines.

In Poland, we are one of the leading vodka producers and in Russia we are the leading vodka producer. Our brands in both countries are well-represented in all vodka sectors. Our production capacity in both countries gives us the ability to introduce new brands to both markets, of which the best recent examples are Zubrowka Biala in Poland, which we introduced in November of 2010, and Black Sail Brandy in Russia, which we introduced in October of 2010. We believe this ability to introduce new brands to market in an ever changing economic and consumer preference environment gives us a distinct advantage over our competitors.

In addition to our operations in our three primary markets of Poland, Russia and Hungary, we have distribution agreements for our vodka brands in a number of key export markets including the Ukraine, CIS, the United States, Japan, the United Kingdom, France and many other Western European countries. In 2010, exports represented 8.1% of our sales by value.

Our Selling Stockholder

The selling stockholder is Mark Kaufman, a Russian citizen. The shares of common stock being registered by the selling stockholder in this prospectus were issued to Mr. Kaufman on February 7, 2011 and March 22, 2011, respectively, as part of the consideration for our acquisition from Mr. Kaufman and Barclays Wealth Trustees (Jersey) Limited, as trustee of the First National Trust, of the remaining 20% of the economic interest and, from Mr. Kaufman, of the remaining 50% plus one vote of the voting interests in Peulla Enterprises Limited, a private limited liability company organized under the laws of Cyprus and the parent of WHL Holdings Limited (which we refer to as Whitehall), that the we did not already own, pursuant to a Share Purchase Agreement, dated February 7, 2011, as amended on March 22, 2011, the original terms of which were agreed to on November 29, 2010. Following this acquisition, we now own 100% of both the economic and voting interests in Whitehall. On May 23, 2008, we acquired 75% of the economic interests and 50% minus one vote of the voting interests in Whitehall and on February 24, 2009, we acquired an additional 5% of the economic interests in Whitehall. For more information regarding our agreements relating to the Whitehall Acquisition, see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011 and our Current Report on Form 8-K filed with the SEC on February 7, 2011.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o at Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801, USA. Our principal executive office is 3000 Atrium Way, Suite 265, Mount Laurel, New Jersey, USA, and our telephone number is +1 (856) 273-6980.

Risk factors

In evaluating an investment in our shares, you should carefully consider, along with the other information set forth or incorporated by reference in this prospectus, the specific factors set forth below for risks involved with our business and an investment in the shares.

Risks Related to Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages production and distribution industries in our region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

In Poland, we have seen significant growth of sales through the key account and discounters channels. These channels tend to operate on lower price levels from producers such as us and therefore can contribute to lower gross and operating profit margins.

In Russia, hypermarket and large retail chains continue to grow their share of the trade. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and large retail chains. There is a risk that the expansion of hypermarkets and large retail chains will continue to occur in the future, thus reducing the margins that we may derive from sales to wholesalers that primarily serve the traditional trade. This potential margin reduction, however, will be partially offset by lower distribution costs due to direct, bulk deliveries associated with sales to the modern trade.

As a manufacturer of vodka in Poland and Russia, we face competition from other local producers. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as for shelf space in retail stores, restaurant presence and distributor attention. In addition, we compete for customers on the basis of the brand strength of our products relative to our competitors’ products. Our success depends on maintaining the strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and consumers. While we devote significant resources to the continuous improvement of our products and marketing strategies, it is possible that competitors may make similar improvements more rapidly or effectively, thereby adversely affecting our sales, margins and profitability.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland, Russia and Hungary, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. The current negative economic conditions and outlook, including volatility in energy costs, severely diminished liquidity and credit availability, falling equity market values, weakened consumer confidence, falling consumer demand, declining real wages and increased unemployment rates, have contributed to a global recession. The effects of the global recession in many countries, including Poland, Russia and Hungary, have been quite severe and it is possible that an economic recovery in those countries will take longer to develop.

During the current period of economic slowdown, reduced consumer confidence and spending may result in reduced demand for our products and may limit our ability to increase prices and finance marketing and promotional activities. A continued recessionary environment would likely make it more difficult to forecast operating results and to make decisions about future investments, and a major shift in consumer preferences or a large reduction in sales of alcoholic beverages could have a material adverse effect on our business, financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President, as well as certain other key members of management. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Prices for raw materials used for vodka production may increase in the future, and our inability to pass on these increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We cannot assure you that the price of raw spirits will not continue to increase or that we will not lose the ability to maintain our inventory of raw spirits, either of which would have a material adverse effect on our financial condition and results of operations, as we may not be able to pass this cost on to the consumers. For example, in 2010 the summer drought in Russia and Eastern Europe led to increased prices for raw spirits which negatively impacted our net income and cash flows.

We are exposed to exchange rate and interest rate movements that could have a material adverse effect on our financial results and the comparability of our results between financial periods.

Our functional currencies are the Polish zloty, Russian ruble and Hungarian forint. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes and our convertible senior notes are denominated in euros and U.S. dollars and the proceeds of the note issuances have been on-lent to certain of our operating subsidiaries that have the Polish zloty and Russian ruble as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty and Russian ruble could therefore increase the amount of cash, in Polish zloty and Russian ruble, that must be generated in order to pay principal and interest on our notes.

The impact of translation of our notes could have a material adverse effect on our reported earnings. The table below summarizes the pre-tax impact of a one percent movement in each of the exchange rates which could result in a significant impact in the results of our operations as of December 31, 2010.

Exchange Rate	Value of notional amount	Pre-tax impact of a 1% movement in exchange rate
USD-Polish zloty	$426 million	$4.3 million gain/loss
USD-Russian ruble	$264 million	$2.6 million gain/loss
EUR-Polish zloty	€430 million or approximately $575 million	$5.8 million gain/loss

Foreign exchange rates may be influenced by various factors, including changing supply and demand for a particular currency; government monetary policies (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in trade balances; trade restrictions; and currency devaluations and revaluations. Additionally, governments from time to time intervene in currency markets, directly or by regulation, in order to influence prices. These events and actions are unpredictable and could materially and adversely impact our business, results of operations and financial condition.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and impact demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our business, financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales. For example, in 2010 the summer drought in Russia and Eastern Europe led to increased prices for raw spirits which negatively impacted our net income and cash flows.

We are subject to extensive government regulation and are required to obtain and renew various permits and licenses; changes in or violations of laws or regulations or failure to obtain or renew permits and licenses could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages in Poland and Hungary is subject to regulation by national and local governmental agencies and European Union authorities. In addition, our business in Russia is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, regarding the production, storage and import of alcoholic products; competition and anti-trust matters; trade and pricing practices; taxes; distribution methods and relationships; required labeling and packaging; advertising; sales promotion; and relations with wholesalers and retailers. During the peak of our 2010 Christmas production season, we were unable to obtain excise stamps from Russian authorities to be used at our largest production plant in Russia due to an administrative issue, over usage of old stamps, that blocked us from obtaining new excise stamps. Excise stamps are typically purchased every two to three weeks from the Russian authorities and are required to be purchased prior to the production of any vodka. Without these stamps, which must be affixed to each container of an alcoholic beverage exceeding 9% alcohol by volume produced in Russia, this plant was unable produce vodka during the peak of our production season. This loss of production capacity negatively affected our sales and increased our operating costs as we attempted to increase production at other facilities to offset the lost production. It is possible that we could have similar issues in the future that will adversely impact our sales and operating costs. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which we operate. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally, strongly influence our viability and how we operate our business. Complying with existing laws, regulations and government policy is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have various permits and licenses to produce and import products, maintain and operate our warehouses, and distribute our products to wholesalers. Some of these licenses are scheduled to expire in 2011. Many of these permits and licenses, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. We currently are experiencing a delay in obtaining a permit for our Bravo Premium distillery, which produces Ready to Drink products in Russia. Revocation or non-renewal of permits or licenses that are material to our business could have a material adverse effect on our business. In addition, a delay in renewal could have an indirect material adverse effect on our business if, for example, our customers are unable to renew their wholesale permits. Our permits could also be revoked prior to their expiration dates due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or services.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to trademarks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

We have incurred, and may in the future incur, impairment charges on our other trademarks and goodwill

At December 31, 2010, the Company had goodwill and other intangible assets of $2,077.6 million which constituted 61.2% of our total assets. While we believe the estimates and judgments about future cash flows used in the goodwill impairment tests are reasonable, we cannot provide assurance that future impairment charges will not be required if the expected cash flow estimates as projected by management do not occur, especially if an economic recession occurs and continues for a lengthy period or becomes severe, or if acquisitions made by the Company fail to achieve expected returns. We have incurred impairment charges in 2010 and other periods. Additional impairment charges related to our goodwill and other intangible assets could have a material adverse effect on our financial position and results of operations.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have distribution contracts in Russia through Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Moreover, our ability to continue to distribute imported products on an exclusive basis depends on some factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, or producers’ decisions from time to time to change their distribution channels, including in the markets in which we operate.

Our business, results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the financial results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the challenges of preparing and consolidating financial statements of acquired companies in a timely manner; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions. In addition, we may acquire a significant, but non-controlling, stake in a business, which could expose us to the risk of decisions taken by the acquired business’ controlling shareholder. Acquisitions in developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities or amortization expenses related to intangible assets, any of which could reduce our profitability.

Sustained periods of high inflation in Russia may materially adversely affect our business .

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate.

We may fail to realize the anticipated benefits of the Russian Alcohol and Whitehall transactions

We acquired Russian Alcohol on January 20, 2010 and Whitehall in May 2008 with a buyout of the remaining stake completed on February 7, 2011. The success of Russian Alcohol and Whitehall will depend on, among other things, our ability to realize anticipated cost savings and our ability to combine our businesses and Russian Alcohol and Whitehall in a manner that does not materially disrupt existing relationships or otherwise result in decreased productivity. If we are unable to achieve these objectives, the anticipated benefits of the acquisitions may not be realized fully or at all or may take longer to realize than expected.

The integration process could result in the loss of key employees, the disruption of our or Russian Alcohol’s or Whitehall’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the transaction. To realize the benefits of the transactions, we must retain the key employees of Russian Alcohol and Whitehall and we must identify and eliminate redundant operations and assets across a geographically dispersed organization.

Integration efforts could also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect on us.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than expected and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of Russian Alcohol or Whitehall, or to realize the anticipated benefits of the integration.

The developing legal system in Russia creates a number of uncertainties that could have a materially adverse effect on our business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. We have limited experience operating in Russia, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

•

a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could have a material adverse effect on our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian businesses. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value-added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. During the peak of our 2010 Christmas production season, we were unable to obtain excise stamps from Russian authorities to be used at our largest production plant in Russia due to an administrative issue, over the use of old stamps, that blocked us from obtaining new excise stamps. Excise stamps are typically purchased every two to three weeks from the Russian authorities and are required to be purchased prior to the production of any vodka. Without these stamps, which must be affixed to each container of an alcoholic beverage exceeding 9% alcohol by volume produced in Russia, this plant was unable produce vodka during the peak of our production season. This loss of production capacity negatively affected our sales and increased our costs as we attempted to increase production at other facilities to offset the lost production. It is possible that we could have similar issues in the future that will adversely impact our sales and costs. In addition, it is not uncommon for differing opinions regarding legal interpretation to exist between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian businesses and our company as a whole.

Risks Relating to Our Indebtedness

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under our notes.

We are highly leveraged and have significant debt service obligations. As of December 31, 2010 our indebtedness under our notes, other credit facilities and capital leases amounted to approximately $1,298.1 million.

Our substantial debt could have important consequences. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to our notes and for the guarantors of our notes to satisfy their obligations with respect to the guarantees;

•

require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our cash flow available to fund capital expenditures, working capital and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt than we do;

•	limit our flexibility in planning for, or reacting to, changes to our industry;

•	increase our vulnerability, and reduce our flexibility to respond, to general and industry specific adverse economic conditions; and

•	limit our ability to borrow additional funds, increase the cost of any such borrowing and/or limit our ability to raise equity funding.

We may incur substantial additional debt in the future. The terms of the indentures governing our notes restrict our ability to incur, but will not prohibit us from incurring, additional debt. If we were to incur additional debt, the related risks we now face could become greater.

We require a significant amount of cash to service our indebtedness. Our ability to generate sufficient cash depends on a number of factors, many of which are beyond our control.

Our ability to make payments on or repay our indebtedness will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors discussed in these “Risk factors,” many of which are beyond our control.

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other financing needs.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our notes, on or before maturity.

The above factors all contain an inherent execution risk. In addition, the terms of the indentures governing our notes limit our ability to pursue any of these alternatives. If we obtain additional debt financing, the related risks we now face would intensify.

Furthermore, significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs, which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

We must rely on payments from our subsidiaries to make cash payments on our notes, and our subsidiaries are subject to various restrictions on making such payments.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. In order to make payments on our notes or to meet our other obligations, we depend upon receiving payments from our subsidiaries. In particular, we may be dependent on dividends and other payments by our direct and indirect subsidiaries to service our obligations. Investors in our notes will not have any direct claim on the cash flow or assets of our non-guarantor operating subsidiaries and our non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts due under our notes or the subsidiary guarantees, or to make funds available to us for those payments. In addition, the ability of our subsidiaries to make payments, loans or advances to us may be limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. Any of the situations described above could make it more difficult for a subsidiary guarantor to service its obligations and therefore adversely affect our ability to service our obligations in respect of our notes. If payments are not made to us by our subsidiaries, we may not have any other sources of funds available that would permit us to make payments on our notes.

Covenant restrictions under the indentures governing our notes and under our bank credit facility impose significant restrictions on us and may limit our flexibility in operating our business and consequently to make payments on our indebtedness.

The indentures governing our notes and our bank credit facility contain, and other financing arrangements that we may enter into in the future may contain, covenants that may restrict our ability to finance future operations or capital needs or to take advantage of other business opportunities that may be in our interest. These covenants impose restrictions on our ability to, among other things:

•	incur additional indebtedness;

•	make certain restricted payments;

•	transfer or sell assets;

•	enter into transactions with affiliates;

•	create certain liens;

•	create restrictions on the ability of restricted subsidiaries to pay dividends or other payments;

•	issue guarantees of indebtedness by restricted subsidiaries;

•	enter into sale and leaseback transactions;

•	merge, consolidate, amalgamate or combine with other entities;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	engage in any business other than a permitted business.

In addition, our Credit Facility (which had $43.9 million outstanding as of December 31, 2010) requires us to maintain certain financial covenants, which include, but are not limited to, a minimum ratio of EBITDA to fixed charges (“Consolidated Coverage Ratio”) and a maximum ratio of total debt less cash to EBITDA (“Net Leverage Ratio”). We were therefore not in compliance with the Consolidated Coverage Ratio covenant and Net Leverage Ratio covenant as of December 31, 2010. On February 28, 2011 we entered into a letter agreement with Bank Handlowy w Warszawie S.A. and Bank Zachodni WBK S.A. (the “Letter Agreement”) pursuant to which and subject to the terms and conditions contained therein, the lenders agreed, among other things, to waive any breach of the Consolidated Coverage Ratio covenant and the Net Leverage Ratio covenant relating to the measurement period ending on December 31, 2010, and the parties agreed to amend these ratios for purposes of the measurement period ending on March 31, 2011. We continue to work with our lenders under the Credit Facility to seek a further amendment to these ratios for future measurement periods, and we and our lenders have agreed to cooperate in good faith to reach agreement on revised terms and conditions of the Credit Facility by June 30, 2011. Although we cannot provide any definitive assurances as to future compliance with these ratios, we currently expect to satisfy these ratios, as amended by the Letter Agreement, for the measurement period ending on March 31, 2011; however, absent a further amendment to the facility, we currently project that we would not satisfy either of the ratios as of the remaining measurement periods in 2011. A failure to comply with the requirements of these covenants, if not waived or cured, could permit acceleration of the related debt and, if the amount of indebtedness accelerated exceeded $30 million, acceleration of our debt under other instruments that include cross-acceleration or cross-default provisions. We may seek alternative financing whether or not we reach a satisfactory agreement with our lenders in respect of the credit facility. If a significant portion of our debt is accelerated, we cannot assure you that we would have sufficient assets to repay such debt or that we would be able to refinance such debt on commercially reasonable terms or at all. The acceleration of a significant portion of debt would have a material adverse effect on our business, financial condition, results of operations and cash flow.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock.

The sale price for our common stock has varied between a high of $37.73 and a low of $20.44 in the twelve month period ended December 31, 2010. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the next few years.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in

Poland, Hungary and, in connection with our recently completed acquisitions, Russia. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, and we will not receive any of such proceeds.

Selling stockholder

The selling stockholder is Mark Kaufman, a Russian citizen. The shares of common stock being registered by the selling stockholder in this prospectus were issued to Mr. Kaufman on February 7, 2011 and March 22, 2011, respectively, as part of the consideration for our acquisition from Mr. Kaufman and Barclays Wealth Trustees (Jersey) Limited, as trustee of the First National Trust, of the remaining 20% of the economic interest and, from Mr. Kaufman, of the remaining 50% plus one vote of the voting interests in Peulla Enterprises Limited, a private limited liability company organized under the laws of Cyprus and the parent of WHL Holdings Limited (which we refer to as Whitehall), that the we did not already own, pursuant to a Share Purchase Agreement, dated February 7, 2011, as amended on March 22, 2011, the original terms of which were agreed to on November 29, 2010. Following this acquisition, we now own 100% of both the economic and voting interests in Whitehall. On May 23, 2008, we acquired 75% of the economic interests and 50% minus one vote of the voting interests in Whitehall and on February 24, 2009, we acquired an additional 5% of the economic interests in Whitehall. For more information regarding our agreements relating to the Whitehall Acquisition, see our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011 and our Current Report on Form 8-K filed with the SEC on February 7, 2011.

Because the selling stockholder may sell all, some or none of the shares of our common stock beneficially owned by him, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. The column in the table below showing the number of shares of our common stock owned after the offering assumes that the selling stockholder will sell all of his shares of common stock offered by this prospectus and will not purchase any other shares of common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act of 1934. Unless otherwise noted, the selling stockholder identified in the table below possesses sole voting and investment power with respect to shares. In calculating the percentage of our common stock owned by the selling stockholder after the offering, we have based our calculations on the 72,717,861 shares of common stock outstanding as of March 22, 2011.

The table below has been prepared based upon the information furnished to us by the selling stockholder as of March 22, 2011.

Name of Selling stockholder	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered (1)	Shares of Common Stock Owned Upon Completion of the Offering (2)	Percentage of Common Stock Owned Upon Completion of the Offering (2)(3)
Mark Kaufman	1,937,746	1,897,746	40,000	0.05%

(1)	Represents the maximum number of shares that may be sold by the selling stockholder pursuant to this prospectus.
(2)	Assumes that the selling stockholder named herein will sell all of the shares of common stock offered pursuant to this prospectus. We cannot assure you that the selling stockholder named herein will sell all or any of its shares of common stock.
(3)	Based upon 72,717,861 shares of common stock outstanding as of March 22, 2011.

Plan of distribution

We are registering the shares of common stock owned by the selling stockholder to permit the resale of these shares of common stock by the selling stockholder from time to time on or after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all of the fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder would be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:

•	on any national securities exchange, non-U.S. securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer would attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	pursuant to Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from registration;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal in amounts to be negotiated (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. In connection with sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short after the effective date of this prospectus and deliver shares of common stock covered by this prospectus to close out such short positions. The selling stockholder may also loan or pledge shares of common stock to broker-dealers, banks or others that in turn may sell such shares.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest would be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, would be distributed which would set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We have advised the selling stockholder that he may not use shares registered on this registration statements to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If the selling stockholder uses this prospectus for any sale of the common stock, he will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling stockholder and any other person participating in such distribution would be subject to applicable provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all of the expenses of the registration of the shares of common stock pursuant to a registration rights agreement between us and the selling stockholder, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Where you can find more information

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at www.sec.gov. We also maintain a website at www.cedc.com. Except as set forth below, we have not incorporated by reference into this prospectus any information in, or that can be accessed through, our or the SEC’s website, and you should not consider that information to be a part of this prospectus.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 1, 2011 (file no. 000-24341);

•

our current reports on Form 8-K, filed with the SEC on February 7, 2011 and March 1, 2011 (excluding our current report on Form 8-K furnished to the SEC on such date) and our current report on Form 8-K/A filed with the SEC on March 2, 2011 (file no. 000-24341);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 21, 1998, including any amendments or reports filed for the purpose of updating such description (file no. 000-24341);

•

the information in our proxy statement on Schedule 14A, filed with the SEC on April 1, 2010 (file no. 000-24341), but only to the extent that such information was incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010 (file no. 000-24341); and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, excluding reports, or any portions of any reports, that are deemed to be “furnished” to, and not “filed” with, the SEC.

You may request a copy of these filings, at no cost, by writing us at Central European Distribution Corporation, 3000 Atrium Way, Suite 265, Mount Laurel, New Jersey 08054, Attention: Investor Relations, or telephoning us at (856) 273-6980.

Legal matters

Legal matters with respect to the validity of the securities being offered hereby have been passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers Sp. z o.o., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid, other than underwriting discounts and commissions, in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$2,611
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	10,000
Miscellaneous	10,000
Total	$52,611

We will pay all of the expenses of the registration of the shares of common stock pursuant to this registration statement, including, without limitation, SEC filing fees and expenses of compliance with state securities laws or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in the prior paragraph or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

To the maximum extent permitted by law, our Amended and Restated Bylaws provide for mandatory indemnification of our directors and officers against any expense, liability and loss to which they may become subject, or which they may incur as a result of being or having been a director or officer our company. In addition, we must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Section 102(b)(7) does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Amended and Restated Certificate of Incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7). Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, and descriptions above and are qualified in their entirety by reference thereto.

Item 16.	Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No	Description
*1.1	Underwriting Agreements

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 10, 2010 (File No. 333–42387))

4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on May 3, 2006 (File No. 000-24341))

4.3	Specimen certificate of common stock of the Company (incorporated by reference from Exhibit 4.1 to the registrant’s Registration Statement on Form SB–2 filed on December 17, 1997 (File No. 333–42387))

5.1	Opinion of Dewey & LeBoeuf LLP

23.1	Consent of Dewey & LeBoeuf LLP (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Sp. z o.o.

24.1	Power of Attorney (included with signature pages)

*	If applicable, to be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warsaw, Poland, on March 23, 2011.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION
(Registrant)

By:	/S/ WILLIAM V. CAREY
William V. Carey
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Central European Distribution Corporation, do hereby constitute and appoint William V. Carey and Chris Biedermann and each and either of them, our true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post–effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on March 23, 2011.

Signature	Title	Date

/S/ WILLIAM V. CAREY	Chairman, President and Chief Executive Officer (principal executive officer)	March 23, 2011
William V. Carey

/S/ CHRISTOPHER BIEDERMANN	Chief Financial Officer (principal financial and accounting officer)	March 23, 2011
Christopher Biedermann

/S/ DAVID BAILEY David Bailey	Director	March 23, 2011

/S/ N. SCOTT FINE N. Scott Fine	Director	March 23, 2011

/S/ MAREK FORYSIAK Marek Forysiak	Director	March 23, 2011

/S/ ROBERT P. KOCH Robert P. Koch	Director	March 23, 2011

/S/ WILLIAM S. SHANAHAN William S. Shanahan	Director	March 23, 2011

/S/ MARKUS SIEGER Markus Sieger	Director	March 23, 2011

EXHIBIT INDEX

Exhibit No	Description
*1.1	Underwriting Agreements

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 10, 2010 (File No. 333–42387))

4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on May 3, 2006 (File No. 000-24341))

4.3	Specimen certificate of common stock of the Company (incorporated by reference from Exhibit 4.1 to the registrant’s Registration Statement on Form SB–2 filed on December 17, 1997 (File No. 333–42387))

5.1	Opinion of Dewey & LeBoeuf LLP

23.1	Consent of Dewey & LeBoeuf LLP (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Sp. z o.o.

24.1	Power of Attorney (included with signature pages)

*	To be filed by amendment or as an exhibit to a current report on Form 8-K and incorporated herein by reference.